Exhibit 99.2

June 4, 2014

Insulet Announces Pricing of Convertible Senior Notes

Convertible Senior Notes Due 2019 to Provide Cash for Repurchase or Redemption of Outstanding 3.75% Convertible Senior Notes Due 2016 and General Corporate Purposes

BEDFORD, MA – (Marketwired) – 06/04/14 – Insulet Corporation (NASDAQ: PODD) today announced the pricing of a public offering of $175 million principal amount of convertible senior notes due 2019 (the “notes”). The notes will bear interest at an annual rate of 2.00% and will mature on June 15, 2019, unless earlier converted, purchased or redeemed. Insulet also granted the underwriter an option to purchase up to an additional $26.25 million principal amount of notes to cover over-allotments, if any.

The notes will be convertible prior to the close of business on the business day immediately preceding March 15, 2019 only under certain circumstances and during certain periods, and will be convertible on or after March 15, 2019 regardless of those circumstances. The conversion rate will initially be 21.5019 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.51 per share of Insulet common stock), subject to adjustment in certain circumstances. Upon conversion, the notes may be settled, at Insulet’s election, in cash, shares of Insulet’s common stock or a combination of cash and shares of Insulet’s common stock.

Insulet estimates that the net proceeds from the notes offering will be approximately $169.3 million (or $194.7 million if the underwriter exercises its over-allotment option in full), after deducting the underwriter’s discounts and estimated offering expenses payable by Insulet (after giving effect to reimbursement from the underwriter for certain expenses).

Insulet intends to use up to approximately $120 million of the net proceeds from the notes offering to repurchase approximately $86 million principal amount of its outstanding 3.75% Convertible Senior Notes due 2016 pursuant to individually negotiated transactions. The amount paid to repurchase these notes include approximately $1.6 million of accrued interest. The repurchases are expected to take place concurrently with the closing of the notes offering. Insulet intends to use the remainder of the net proceeds for general corporate purposes, which may include financing redemptions, repurchases and / or the settlement of conversions of Insulet’s existing 3.75% convertible senior notes due 2016.

J.P. Morgan Securities LLC is acting as the sole book-running manager for the notes offering.

J. Wood Capital Advisors LLC and Perella Weinberg Partners LP are acting as financial advisors for the notes offering.

This press release will not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The issuer has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The offering of notes has been made only by means of a prospectus and an issuer free writing prospectus that we have authorized in connection therewith. You may retrieve these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the offering documents can be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.

About Insulet Corporation

Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws, including with respect to the intended use of proceeds from the notes offering. These forward-looking statements are based on Insulet’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that Insulet is unable to complete the notes offering and unable to repurchase its outstanding 3.75% Convertible Senior Notes due 2016 in the amount described above or at all because of market conditions or otherwise, including as the result of the materialization of any of the risks and uncertainties described in the section entitled “1A. Risk Factors” in Insulet’s Annual Report on Form 10-K, which was filed with the SEC on February 28, 2014, as well as the additional risks included or incorporated by reference in the prospectus related to the notes. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except as required by law, Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:

Insulet Corporation

877-PODD-IR1 (877-763-3471)

Source: Insulet Corporation

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